EXHIBIT 99.2
ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED SEPTEMBER 30, 2004

	Units*	Utilization
Gorilla Jack-ups:
Gulf of Mexico	5	95%
North Sea	2	100%
Canada	-	100%
Total	7	97%

Other Jack-ups:
Gulf of Mexico	17	97%

Semi-submersible:
Gulf of Mexico	1	100%
Total	25	97%

* Number of units at September 30, 2004, reflecting the relocation of Gorilla V from Canada to the North Sea during the period

Note: Only revenue-producing days are used in computing rig utilization.